UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to SECTION 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2021

Blackstone Private Credit Fund

(Exact name of registrant as specified in its charter)

Delaware	814-01358	84-7071531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Park Avenue, 31st Floor New York, NY		10154
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 503-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b–2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On March 3, 2021, BCRED Summit Peak Funding LLC (“Summit Peak”), a wholly-owned subsidiary of Blackstone Private Credit Fund (the “Fund”), entered into a senior secured revolving credit facility (the “Revolving Credit Facility”) with Société Générale (“SG”). SG serves as agent, Wilmington Trust, National Association, serves as collateral agent, custodian and collateral administrator and the Fund serves as servicer under the Revolving Credit Facility.

Advances used to finance the purchase or origination of broadly syndicated loans under the Revolving Credit Facility initially bear interest at a blended per annum rate adjusted monthly based on the proportion of the broadly syndicated loans in the portfolio to the proportion of middle market loans in the portfolio, with the rate attributable to broadly syndicated loans equal to the three-month London Interbank Offered Rate in effect (“LIBOR”) plus the applicable margin of 1.50% per annum, and the rate attributable to middle market loans equal to LIBOR plus the applicable margin of 2.15% per annum, and with such blended rate subject to a floor of LIBOR plus 2.00% per annum.

The initial principal amount of the Revolving Credit Facility is $500 million. Proceeds from borrowings under the Revolving Credit Facility may be used to fund portfolio investments by Summit Peak and to make advances under revolving loans or delayed draw term loans where Summit Peak is a lender. All amounts outstanding under the Revolving Credit Facility must be repaid by the date that is five years after the closing date of the Revolving Credit Facility.

Summit Peak’s obligations to the lenders under the Revolving Credit Facility are secured by a first priority security interest in all of Summit Peak’s portfolio investments and cash. The obligations of Summit Peak under the Revolving Credit Facility are non-recourse to the Fund, and the Fund’s exposure under the Revolving Credit Facility is limited to the value of the Fund’s investment in Summit Peak.

In connection with the Revolving Credit Facility, Summit Peak has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The Revolving Credit Facility contains customary events of default for similar financing transactions, including if a change of control of Summit Peak occurs. Upon the occurrence and during the continuation of an event of default, SG may declare the outstanding advances and all other obligations under the Revolving Credit Facility immediately due and payable. The occurrence of an event of default (as described above) triggers a requirement that Summit Peak obtain the consent of SG prior to entering into any sale or disposition with respect to portfolio investments.

The foregoing description is only a summary of the material provisions of the Revolving Credit Facility and is qualified in its entirety by reference to a copy of the Revolving Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit

Exhibit No.	Description

10.1	Senior Secured Revolving Credit Facility, dated as of March 3, 2021, by and among BCRED Summit Peak Funding LLC, Société Generale as agent, Wilmington Trust, National Association, as collateral agent, custodian and collateral administrator and Blackstone Private Credit Fund as servicer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE PRIVATE CREDIT FUND

Date: March 9, 2021	By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Chief Compliance Officer, Chief Legal Officer and Secretary

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